Exhibit 10.10

LOCK-UP AGREEMENT

This Lock-up Agreement (this “Agreement”) is dated as of April 7, 2026 by and among Mango Financial Group Limited, a Cayman Islands exempted company (the “Company”), and each of the shareholders named on Schedule A hereto (each a “Holder” and collectively the “Holders”) who are shareholders of the Company. The Company and the Holders are collectively referred to herein as the “Parties.” Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

BACKGROUND

WHEREAS, on July 11, 2025, the Company entered into an Agreement and Plan of Merger (as amended, the “Business Combination Agreement”), by and among Cayson Acquisition Corp, a Cayman Islands exempted company (the “SPAC”), the Company, North Water Investment Group Holdings Limited, a British Virgin Islands business company, and Mango Temp Limited, a Cayman Islands exempted company (“Merger Sub”), pursuant to which the Company and the SPAC will effect a business combination transaction (the “Business Combination”) through the merger of Merger Sub with and into the SPAC, with the SPAC continuing as the surviving company (the “Merger”) and becoming a wholly-owned subsidiary of the Company;

WHEREAS, the Company has entered into that certain Securities Purchase Agreement dated as of April 7, 2026 (the “Purchase Agreement”) by and among the Company and the purchasers named therein, pursuant to which the Company has agreed to issue and sell its ordinary shares, par value $0.0001 per share (the “Ordinary Shares”) in a private placement (the “PIPE Financing”);

WHEREAS, in connection with the PIPE Financing, the Company has agreed to cause certain holders of the Company’s equity securities (each, a “Holder” and collectively, the “Holders” ) to enter into lock-up agreements.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Lock-Up.

(a) Each Holder hereby agrees that it will not (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Ordinary Shares or interest therein beneficially owned or owned of record by such Holder, including any Ordinary Shares or interest therein hereafter acquired (collectively, “Lock-Up Shares”), or enter into a transaction that would have the same effect, (ii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, including any Short Sale, or (iii) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement any Lock-Up Shares (these actions, collectively, “Transfer”) for the period commencing on the Closing Date and ending on and including the earliest to occur of the following: (i) six (6) months after the Closing Date, (ii) any time after the ninetieth (90th) day after the Closing Date where the volume weighted average price of the Ordinary Shares equals or exceeds $12.00 (as adjusted for share splits, dividends, combinations or similar actions) for twenty (20) trading days out of any thirty (30) consecutive trading day period commencing after the Closing Date, or (iii) if, subsequent to the Closing Date, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of its shareholders having the right to exchange their shares for cash, securities or other property (such period, the “Lock-Up Term”). Each Holder hereby further agrees that it will not engage in any Short Sales (as defined below) with respect to any security of the Company during the Lock-Up Term.

(b) Notwithstanding the foregoing restrictions on Transfer set forth herein, each Holder may:

(i) transfer its Lock-Up Shares to any Permitted Transferee (as defined below) of the Holder;

(ii) transfer any Ordinary Shares or other securities convertible into or exercisable or exchangeable for Ordinary Shares acquired in open market transactions after the effective time of the Business Combination; provided, however, that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13D, 13D/A, 13G or 13G/A) during the Lock-Up Term;

(iii) exercise any options or warrants to purchase Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); provided, however, that such Holder shall otherwise comply with the restrictions on Transfer set forth herein with respect to the Ordinary Shares issued upon such exercise;

(iv) transfer any Ordinary Shares issuable upon exercise of any options that expire during the Lock-Up Term to the Company to satisfy tax withholding obligations as permitted by the compensation committee of the board of directors of the Company in its discretion pursuant to the Company’s equity incentive plans or arrangements;

(v) transfer its Lock-Up Shares or other securities convertible into or exercisable or exchangeable for Ordinary Shares to the Company pursuant to any contractual arrangement in effect at the effective time of the Business Combination that provides for the repurchase by the Company of the Holder’s Lock-Up Shares or other securities in connection with the termination of such Holder’s service to the Company; and

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(vi) transfer its Lock-Up Shares in transactions approved by the board of directors of the Company in its discretion to satisfy any U.S. federal, state, or local income tax obligations of such Holder (or its direct or indirect owners) arising from a change in the Code, or the regulations thereunder after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Business Combination from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Business Combination does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes);

provided, however, that in the case of any Transfer or distribution pursuant to Section 1(b)(i), (x) in each case such transferees must enter into a written agreement agreeing to be bound by this Agreement, including the restrictions on Transfer set forth in Section 1(a), and (y) such Permitted Transferee (other than a Permitted Transferee as defined in clause (E) or (F) thereof) agrees to promptly Transfer such Lock-Up Shares back to such Holder if such Permitted Transferee ceases to be a Permitted Transferee for any reason prior to the date such Lock-Up Shares becomes freely transferable. Furthermore, Section 1(a) shall not apply to the entry, by such Holder, at any time after the effective time of the Business Combination, of any trading plan providing for the sale of Ordinary Shares by such Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as it may be amended from time to time (the “Exchange Act”); provided, however, that such plan does not provide for, or permit, the sale of any Ordinary Shares during the Lock-Up Term and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Term.

(c) Each of the Holders acknowledges and agrees that any purported Transfer of Lock-Up Shares in violation of this Agreement shall be null and void ab initio, and the Company shall not be required to register any such purported Transfer.

(d) Each of the Holders agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the Transfer of the Lock-Up Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Holder’s Lock-Up Shares describing the foregoing restrictions.

(e) “Permitted Transferee” means, with respect to any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government (each a “Person”), (A) in the case of a Person other than an individual, the direct or indirect partners, members, equity holders or other Persons who, directly or indirectly through one or more intermediaries, control, are controlled by, or are under common control with, such Person (each such Person an “Affiliate”), (B) in the case of a Person other than an individual, any of such Person’s related investment funds or vehicles controlled or managed by such Person or an Affiliate of such Person, (C) in the case of a Person other than an individual, any of such Person’s officers or directors, or Affiliates or family members of the Person’s officers or directors, (D) in the case of an individual, such Person’s immediate family or a trust, the beneficiary of which is a member of such Person’s immediate family, an Affiliate of such Person or a charitable organization, in each case, provided the transfer is a gift; (E) in the case of an individual, a Person who would receive the Shares by virtue of laws of descent and distribution upon death of such Person; or (F) in the case of an individual, a Person who would receive the Shares pursuant to a qualified domestic relations order.

(f) “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

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2. Representations and Warranties. Each of the Parties, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other Parties that (a) such Party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such Party and is the binding and enforceable obligation of such Party, enforceable against such Party in accordance with the terms of this Agreement (assuming that this Agreement constitutes a legal, valid and binding obligation of the other Parties) and (c) the execution, delivery and performance of such Party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such Party is a party or to which the assets or securities of such Party are bound.

3. Beneficial Ownership. Each Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any Ordinary Shares (of any class), or any economic interest in or derivative of the Ordinary Shares, other than those securities specified on Schedule A attached hereto. For purposes of this Agreement, without limiting the definition of Lock-Up Shares, the Ordinary Shares beneficially owned by the Holder as specified on Schedule A hereto constitute Lock-Up Shares.

4. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the Parties agree that no fee, payment or additional consideration in any form has been or will be paid to any Holder in connection with this Agreement.

5. Termination of the Business Combination Agreement. This Agreement shall be binding upon each Holder upon such Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void, and the Parties shall not have any rights or obligations hereunder.

6. Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflict with a provision in the Business Combination Agreement, the terms of this Agreement shall control.

7. Miscellaneous. The “General Provisions” set forth in Article X of the Business Combination Agreement are hereby incorporated and made part hereof, mutatis mutandis; provided, however, that notice to any Holder should be made using the applicable address next to their name as set forth on Schedule A of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be effective as of the date first written above.

MANGO FINANCIAL GROUP LIMITED

By:	/s/ Jialing Zhang
Name	Jialing Zhang
Title:	Chairwoman of the Board of Directors

[Company Signature page to Lock-Up Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be effective as of the date first written above.

HOLDER:

TRULY INTERSTELLAR INTERNATIONAL LIMITED

By:	/s/ Baiduan Li
Name:	Baiduan Li
Title:	General Manager

TRULY SINCERE INTERNATIONAL LIMITED

By:	/s/ Linan Gong
Name:	Linan Gong
Title:	Director

[Holder Signature page to Lock-Up Agreement]

Schedule A